Exhibit 99.1

             Quaker Fabric Reports Third Quarter Financial Results

    FALL RIVER, Mass.--(BUSINESS WIRE)--Oct. 21, 2004--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported net sales of $63.6 million, a net loss of $2.1 million, and diluted and basic losses per share of ($0.13) for the three-month period ended October 2, 2004; compared to net sales of $80.8 million, net income of $2.2 million, and diluted and basic earnings per share of $0.13 for the corresponding period of fiscal 2003.
    Results of operations for the first nine months of fiscal 2004 were net sales of $221.1 million, a net loss of $0.2 million, and diluted and basic losses per share of ($0.01); compared to net sales of $244.9 million, net income of $4.7 million, and diluted and basic earnings per share of $0.28 for the corresponding period of fiscal 2003.
    "This was a difficult and disappointing quarter for us. Total revenues for the quarter of $63.6 million were off 21.3% compared to last year, significantly lower than we would have expected to see based solely on the one week of additional operations built into last year's numbers as a result of the difference in the timing of our annual two week shutdown period. As a result of the lower throughput, we experienced significant deterioration in our quarter-to-quarter gross and net margin performance. In addition, our SG&A expenses as a percentage of net sales for the quarter increased to 22.3%, due to lower revenues and approximately $600,000 of unusual expenses that hit the P&L during the quarter, including certain expenses incurred in connection with the termination of our efforts to buy a new manufacturing and warehousing facility in Fall River, our Sarbanes-Oxley Act compliance efforts and the reduction in our staffing levels that we completed during the quarter," commented Larry Liebenow, Quaker's President and CEO.
    Mr. Liebenow continued, "Weaker than anticipated overall demand and the continued penetration of leather and suede furniture coverings contributed to relatively soft demand during the third quarter. As a result, at $51.8 million, domestic fabric sales for the quarter were down 25.1% versus the comparable period of last year. Export sales were also off, at $7.5 million for the quarter, down 24.1%. Our repositioned yarn business is, however, demonstrating considerable strength, due primarily to the rapid growth of our sales into the craft yarn segment, with yarn sales for the quarter at $4.5 million, up 83.1%. In addition, our balance sheet remains solid, with a total net debt to capitalization ratio of 18.3% at quarter-end."
    "Sluggish domestic furniture demand also led to a 31% drop in new fabric orders during the quarter, resulting in a total production backlog valued at approximately $19.6 million at the end of the third quarter, down 35% in comparison to last year's $30.2 million," Mr. Liebenow added.
    "To address the weak sales environment, we took a number of steps during the third quarter to reduce our cost structure, including staffing reductions in both our production and administrative areas intended to decrease our annual operating costs by approximately $4.0 million," Mr. Liebenow said.
    "In addition, we are determined to grow our sales in the domestic and international fabric markets by leveraging the quality, performance and service advantages built into our strong product offerings. In that regard, we have developed and introduced a new range of products to compete directly in the general suede category, and we were delighted to see at last week's High Point Furniture Show that they had successfully captured strong placements there. As a result, we expect that this product family, as well as the innovative textured products we introduced to meet the needs of our middle-to-better end customers and the value-products we have developed for the promotional-end of the market, will be important sources of revenue for us next year," Mr. Liebenow continued.
    "While demand at retail continues to be lackluster and higher energy costs are putting pressure on both our utility costs and our petroleum-based raw material costs, everyone at Quaker is very focused on the things we need to do to improve our financial performance, including a review of our marketing strategies and additional adjustments in our cost structure, and all of us remain excited about the company's fundamental strengths, leadership position in the industry and long-term success," Mr. Liebenow concluded.
    Quaker also reported that no dividend would be paid with respect to the company's third quarter operations.
    Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world. For the year ended January 3, 2004, the Company had net sales of $325.3 million, net income of $7.9 million, and diluted and basic earnings per share of $0.47 and $0.48, respectively.
    This press release contains "FORWARD LOOKING STATEMENTS," as that term is defined in the federal securities laws. The reader is cautioned that such statements are not guarantees of future performance and that, as a result of various factors, including, but not limited to, the level of customer demand for the company's products, higher than anticipated costs and lower than anticipated production rates, actual results may differ materially from those projected. For a further discussion of these factors, see the company's 2003 form 10-K.


                      QUAKER FABRIC CORPORATION

                  CONSOLIDATED FINANCIAL STATEMENTS
                (In thousands, except per share data)


                                              STATEMENTS OF INCOME

                                               Third Quarter Ended
                                                   (Unaudited)

                                           Oct. 2,  Oct. 4,  Percent
                                            2004     2003     Change
                                          --------- -------- -------

Net sales                                  $63,585  $80,765   (21.3) %
Cost of products sold                       51,870   62,922

                                          --------- --------
Gross margin                                11,715   17,843   (34.3) %
Selling, general and admin. expenses        14,185   13,581
                                          --------- --------
Operating income (loss)                     (2,470)   4,262  (158.0) %
Other expenses
    Interest expense                           860      968
    Other expenses (income)                    (31)      (5)
Income (loss) before provision for        --------- --------
  income taxes                              (3,299)   3,299  (200.0) %
Provision (benefit) for income taxes        (1,171)   1,122

                                          --------- --------
Net income (loss)                          ($2,128)  $2,177  (197.7) %
                                          ========= ========

Earnings (loss) per common share - basic    ($0.13)   $0.13  (200.0) %
                                          ========= ========

Weighted average shares
  outstanding - basic                       16,821   16,769
                                          ========= ========

Earnings (loss) per common share -
 diluted                                    ($0.13)   $0.13  (200.0) %
                                          ========= ========
Weighted average shares
  outstanding - diluted                     17,035   16,986
                                          ========= ========

Note: Earnings per common share amounts for the quarters and for the nine month periods presented have each been calculated separately. Accordingly, quarterly amounts may not add to the nine month period amounts.


                      QUAKER FABRIC CORPORATION

                  CONSOLIDATED FINANCIAL STATEMENTS
                (In thousands, except per share data)


                                              STATEMENTS OF INCOME

                                               Nine Months Ended
                                                  (Unaudited)

                                           Oct. 2,   Oct. 4,  Percent
                                            2004      2003     Change
                                          --------- --------- -------

Net sales                                 $221,101  $244,876    (9.7)%
Cost of products sold                      177,292   193,581

                                          --------- ---------
Gross margin                                43,809    51,295   (14.6)%
Selling, general and admin. expenses        41,591    41,130
                                          --------- ---------
Operating income (loss)                      2,218    10,165   (78.2)%
Other expenses
    Interest expense                         2,567     3,028
    Other expenses (income)                    (83)       84
Income (loss) before provision for        --------- ---------
   income taxes                               (266)    7,053  (103.8)%

Provision (benefit) for income taxes           (94)    2,398

                                          --------- ---------
Net income (loss)                            ($172)   $4,655  (103.7)%
                                          ========= =========

Earnings (loss) per common share - basic    ($0.01)    $0.28  (103.6)%
                                          ========= =========

Weighted average shares
  outstanding - basic                       16,817    16,636
                                          ========= =========

Earnings (loss) per common share - diluted  ($0.01)    $0.28  (103.6)%
                                          ========= =========
Weighted average shares
  outstanding - diluted                     17,161    16,900
                                          ========= =========

Note: Earnings per common share amounts for the quarters and for the nine month periods presented have each been calculated separately. Accordingly, quarterly amounts may not add to the nine month period amounts.

                                                  Third Quarter Ended
                                                       (Unaudited)

                                                     Oct. 2,  Oct. 4,
                                                      2004     2003
                                                    --------- --------
 Ratio analysis:
------------------------------
Gross profit margin                                  18.4%     22.1%
S.G. & A. as a percentage of net sales               22.3%     16.8%
Operating margin                                     -3.9%      5.3%
Net margin                                           -3.3%      2.7%
Order backlog



                                                    Nine Months Ended
                                                        (Unaudited)

                                                    Oct. 2,   Oct. 4,
                                                     2004      2003
                                                   --------- ---------
Ratio analysis:
-------------------------------
Gross profit margin                                  19.8%     20.9%
S.G. & A. as a percentage of net sales               18.8%     16.8%
Operating margin                                      1.0%      4.2%
Net margin                                           -0.1%      1.9%
Order backlog                                     $19,602   $30,239




                                              CONDENSED BALANCE SHEETS

                                               October 2,  January 3,
                                                  2004        2004
                                              ------------------------
                                               (Unaudited)  (Audited)
Assets
  Current assets:
     Cash and cash equivalents                      $7,351     $5,591
     Accounts receivable                            42,902     44,374
     Inventories                                    47,857     43,987
     Prepaid expenses and other current assets      11,868     12,739
                                              ------------------------
      Total current assets                         109,978    106,691

  Property, plant and equipment, net               160,373    162,293
  Goodwill, net of amortization                      5,432      5,432
  Other assets                                       1,967      1,862
                                              ------------------------
                                                  $277,750   $276,278
                                              ========================
Liabilities and Stockholders' Equity
  Current liabilities                              $35,263    $32,523
  Long-term debt                                    40,000     40,000
  Deferred income taxes and other
    liabilities                                     34,379     34,250
  Stockholders' equity                             168,108    169,505
                                              ------------------------
                                                  $277,750   $276,278
                                              ========================

 Note: The indebtedness classified as long-term in the table above will be required, under generally accepted accounting principles, to be classified as current on the October 2, 2004 balance sheet that will be included in the Company's Quarterly Report on Form 10-Q if the Company is unable to reach appropriate amendments to the agreements with, or obtain appropriate waivers from, its lenders prior to the filing of the Form 10-Q. For additional information, see the Company's Form 8-K dated October 12, 2004.


    CONTACT: Quaker Fabric Corporation
             Larry A. Liebenow, 508-646-2264
             or
             Paul J. Kelly, 508-646-2251
             or
             Cynthia L. Gordan, 508-646-2261